UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.
[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
Limited Partnership Interests
2)	Aggregate number of securities to which transaction applies:
46,280.3 Limited Partnership Interests
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $381.44 (determined by dividing (i) the proposed maximum aggregate value of transaction, which equals the approximate aggregate net value of the assets of the registrant to be distributed in cash to Limited Partners as a result of the transaction, by (ii) the number of outstanding Limited Partnership Interests)
4)	Proposed maximum aggregate value of transaction: $17,658,225
5)	Total fee paid: $3,532

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

1100 Main Street, Suite 1830

Kansas City, Missouri 64105

REQUEST FOR AFFIRMATIVE CONSENT OF LIMITED PARTNERS

Dear Limited Partner:

As discussed more fully in the attached Consent Solicitation Statement, DiVall Insured Income Properties 2 Limited Partnership (the “Partnership”) is soliciting the affirmative consent of Limited Partners to a sale of all of the Partnership’s properties and a subsequent liquidation and dissolution of the Partnership (collectively, the “Transaction”). We believe that the Transaction is in the best interests of the Limited Partners. Please read the Consent Solicitation Statement carefully before filling out the attached Consent Card.

Holders of more than 50% of the outstanding Limited Partnership Interests (the “Units”) must approve the Transaction. Only Limited Partners of record at the close of business on March 23, 2018, will be entitled to notice of, and to participate in, the vote. A vote to ABSTAIN or any failure of a Limited Partner to return a signed Consent Card will have the same effect as a vote AGAINST the Transaction.

If Limited Partners holding a majority of outstanding Units approve the Transaction, we will aggressively pursue the final sale of the Partnership’s properties on substantially the terms described in the Consent Solicitation Statement.

Your affirmative consent is important. Please sign and date the enclosed Consent Card and return it promptly in the enclosed return envelope. You may revoke your Consent Card in writing.

Very truly yours,

THE PROVO GROUP, INC., as General Partner of

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

By:	/s/ Bruce A. Provo
President
April [●], 2018

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

1100 Main Street, Suite 1830

Kansas City, Missouri 64105

CONSENT SOLICITATION STATEMENT

April [●], 2018

This Consent Solicitation Statement is being furnished to holders (“Limited Partners”) of limited partnership interests (the “Units”) in DiVall Insured Income Properties 2 Limited Partnership, a Wisconsin limited partnership (“Partnership”), in connection with the solicitation of written affirmative consents by the Partnership to approve a sale of all of the Partnership’s properties, either on an individual or group basis, and to subsequently liquidate and dissolve the Partnership (collectively, the “Transaction”). No meeting of Limited Partners will be held in connection with this solicitation of affirmative consents from the Limited Partners.

This consent solicitation is made on behalf of the Partnership by The Provo Group, Inc. (the “General Partner”), the sole general partner of the Partnership, to implement the General Partner’s recommendation in favor of the Transaction. Solicitation of affirmative consents other than by mail may be made by telephone, facsimile or in person by regularly employed officers, employees and agents of the General Partner, who will not receive additional compensation for their efforts. The total cost of soliciting affirmative consents will be borne by the Partnership.

Only Limited Partners of record at the close of business on March 23, 2018, will be entitled to vote by executing and returning the enclosed Consent Card. A vote “For” the Consent will authorize the Partnership to proceed with the Transaction. To be counted, a properly signed Consent Card must be received by the independent tabulators Phoenix American Financial Services, Inc. (the “Tabulator”), located at 2401 Kerner Blvd., San Rafael, CA 94901, on or before May [18], 2018, unless the General Partner in its sole discretion elects to extend to a later date (such date, as it may be extended, the “Consent Deadline”). Failure of a Limited Partner to return a signed Consent Card or vote For the Transaction will have the same effect as a vote AGAINST the Transaction.

A Limited Partner may revoke its Consent Card at any time prior to the earlier of (i) the Consent Deadline, or (ii) the time at which the Requisite Consents (as defined below) have been received, by mailing a properly executed Consent Card bearing a later date or by mailing a signed, written notice of revocation to the attention of the General Partner or the Tabulator. Revocation of a Consent Card will be effective upon receipt by the General Partner or the Tabulator of either (i) an instrument revoking the Consent Card, or (ii) a duly executed Consent Card bearing a later date. Once the Requisite Consents have been received, the General Partner may declare the Consent Solicitation process concluded and proceed to complete the Transaction.

Under Section 6.6 of the Partnership’s Amended Agreement of Limited Partnership (the “Partnership Agreement”), in connection with the sale of all or substantially all of the Partnership’s properties (the “Proposed Sale”), the Partnership will pay the General Partner a fee equal to 3% of the total purchase price received from any prospective buyer (the “Disposition Fee”). Otherwise, none of the General Partner or the principal executive of the General Partner has any direct or indirect interest in the Transaction, including the Proposed Sale.

Summary of Terms

This Consent Solicitation Statement is being furnished to in connection with the Transaction. The General Partner has not negotiated definitive terms of the Transaction with any third party. However, as further described in this Consent Solicitation Statement the General Partner expects to effect the Transaction in accordance with the following parameters:

●	Competitive Bid Process: Upon receipt of the approval of Limited Partners holding more than 50% of the Units (the “Requisite Consents”), the Partnership, through the General Partner, expects to market and sell the Properties (as defined below) through a competitive bid process. See “Description of Proposed Sale; Competitive Bid Process,” beginning on page 6.

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●	Purchase Price: The Partnership received appraisals on the Properties that, in the aggregate valued the Properties at $18,075,000. The minimum purchase price for all of the Properties will be 100% of the appraised value of the Properties. See Description of Proposed Sale; Purchase Price, beginning on page 7.

●	Potential Distributions to Limited Partners: After deducting the projected ordinary and necessary expenses associated with the Proposed Sale and expenses associated with liquidation, the liquidating distribution to the Limited Partners would be approximately $380 per Unit, based upon a sale at the minimum purchase price which equals the total appraised value of the Properties.

●	Closing and Liquidation: Closing on the sale of all, of the Properties is expected to occur during the third quarter of 2018, with liquidating distributions to be effected on or before December 31, 2018, unless extended at the option of the General Partner, in its sole discretion. See Description of Proposed Sale; Timing beginning on page 7.

INTRODUCTION

General Information

The Partnership owns 10 parcels of real property that will be offered for sale if the Transaction is approved by the Limited Partners pursuant to this consent solicitation (collectively, the “Properties,” and individually, a “Property”). Each occupied Property is subject to a triple net lease between the Partnership as lessor and the operator of a Wendy’s or Applebee’s restaurant as tenant (collectively, the “Leases,” and individually, a “Lease”). The Property located in Martinez Georgia is currently vacant and has been held for sale since December 15, 2016.

The Partnership owns the buildings and land and all improvements for all the Properties. In addition, the Partnership has entered into a ground lease for its property located in Santa Fe, New Mexico that is operated as a Kentucky Fried Chicken restaurant, which includes an option whereby the Partnership may extend the ground lease for two additional ten year periods. This ground lease is set to expire on June 30, 2018, and the Partnership does not intend to exercise its option to extend this ground lease. As a result, the Santa Fe, New Mexico property is not included among the 10 Properties that would be sold if the Transaction is approved by the Limited Partners pursuant to this consent solicitation.

The Partnership is hereby soliciting written affirmative consents from each Limited Partner to approve the Transaction.

Based on the appraisals for each Property received from CBRE, Inc. (“CBRE”) in August and September 2017, the General Partner estimated at the end of 2017 that the net asset value of the Partnership, after deducting anticipated costs and expenses of the Transaction, was approximately $380 per Unit. The current net asset value of the Partnership, after deducting anticipated costs and expenses of the Transaction, is also estimated to be approximately $380 per Unit. See “Background and Recommendations of the General Partner - Appraised Values,” below.

Section 10.2 of the Partnership Agreement provides that the General Partner may not, among other things, (i) sell all or substantially all of the assets of the Partnership, or (ii) dissolve the Partnership, without the Requisite Consents. The total number of outstanding Units as of March 23, 2018, was 46,280.3. Each Unit is entitled to one vote. There is no established trading market for the Units.

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Beneficial Ownership of the Issued and Outstanding Units

As of March 23, 2018, the Partnership had 1,245 Limited Partners of record and 46,280.3 Units outstanding. Based on information known to the Partnership or filed with the U.S. Securities and Exchange Commission (the “SEC”), the persons identified in the following table beneficially own 5% or more of the outstanding Units as of March 23, 2018:

Beneficial Owner and Address	Units Beneficially Owned	Percentage of Units Outstanding

Jesse Small	6,665.34	14.4%
401 NW 10th Terrace
Hallandale, FL33009

Ira Gaines	3,827.925	8.27%
1819 E. Morton Ave. Suite 180
Phoenix, AZ 85020

As of March 23, 2018, neither the General Partner nor the person that performs the functions of the principal executive of the General Partner was the beneficial owner of any Units.

Cautionary Note Regarding Forward-Looking Statements

This Consent Solicitation Statement contains forward-looking statements. When used in this Consent Solicitation Statement the words “believes,” “anticipates,” “intends,” “expects” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of such risks, including the inability of the General Partner to find a suitable purchaser for the Properties, the inability to agree on an acceptable purchase price or contract terms, a decrease in the financial performance of the Properties, the discovery of an environmental condition impacting one or more of the Properties, an economic downturn in the markets in which the Properties are located and various other factors. The Partnership undertakes no obligation to publicly release any updates or revisions to forward-looking statements to reflect any future events or circumstances.

BACKGROUND AND RECOMMENDATIONS OF THE GENERAL PARTNER

Description of Partnership’s Business

The operating revenue of the Partnership is derived from rent on the Properties. Most of the Leases provide for a “Base Rent” and a “Percentage Rent.” The tenant is required to pay the Base Rent on a monthly basis, as well as be responsible for all taxes, insurance, utilities, and day-to-day maintenance and repair obligations with respect to each Property. The tenant is required to pay Percentage Rent if the sales revenues generated by the Property (with certain adjustments) exceed certain levels measured on an annual basis. Percentage Rent, if applicable to a Property and if earned with respect to such Property, is usually payable annually. Generally, the only manner to increase net operating revenues with respect to the Partnership’s portfolio is for (i) Base Rents to increase, (ii) Percentage Rents to increase, or (iii) the Partnership to reduce expenses. Total operating rental income for the fiscal years ended December 31, 2017 and 2016, was approximately $1,484 million and $1,461 million, respectively.

Base Rents. The Base Rents in the Leases are generally fixed, but in certain Leases may increase if any option to extend is exercised by the tenant. Base Rent increases generally occur upon the renewal of a Lease. Four of the Leases provide the tenant one more option to renew for five years. Following the January 2017 exercise of renewal options, five of the Leases no longer provide the tenant any option to renew. The average remaining term of the Leases is approximately six and three-quarter years. The Lease for the Property located in Martinez, GA expired on November 6, 2016, and that Property has been vacant since that time, and has been held for sale by the Partnership since December 2016.

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Percentage Rents. Although most of the tenants appear to have increased or maintained the sales at the Properties in 2017, the General Partner does not anticipate significant increases in Percentage Rents for 2018. Percentage Rents are generally viewed as a function of inflation, the overall success of the restaurant concept, and the success of the individual location. There is little that the Partnership, as landlord, can do to positively affect the Percentage Rent earned at any of the Properties. Given the low inflation rate that has predominated in the U.S., and the highly competitive nature of the quick service restaurant (“QSR”) sector, there is little indication that external forces will drive up the Percentage Rents in the near future, although confidence levels may translate into more dining out.

Expenses. The General Partner believes that the expenses associated with managing the Partnership compare favorably with other partnerships managing similar portfolios in the industry. The General Partner believes that the expenses incurred by the Partnership in 2017 represent the expected level of expenses (assuming that The Provo Group, Inc. continues managing the portfolio of Properties). Although the General Partner will continue to work to reduce expenses while retaining the quality of services, the General Partner does not predict significant reductions in expenses for the foreseeable future.

Background of Partnership

Since becoming the general partner of the Partnership effective February 8, 1993, The Provo Group, Inc. (“Provo”) has strived to maximize the value of the Partnership. Initially, Provo worked to (i) restore confidence in management, and (ii) provide accountability of the General Partner to the Limited Partners by appointing the Advisory Board, made up of limited partners and representatives of the broker/dealer community. Provo also initiated successful efforts to recover funds (the “Restoration”) from the former general partners (Gary DiVall and Paul Magnuson) and former accountants and attorneys for the Partnership. These efforts have resulted in the Partnership recovering approximately $1,229,000 in Restoration.

More recently, the General Partner, in consultation with the Advisory Board, has considered various means of maximizing Partnership value. Among the alternatives they have considered are (i) continuing to operate the Partnership’s business, (ii) transferring the Partnership’s assets to a real estate investment trust in a roll-up transaction, and (iii) selling the Properties, both individually and in bulk.

Appraisals

CBRE was selected to appraise the Properties by the General Partner because of its reputation in the industry and due to satisfaction with prior engagements of the firm. The General Partner and CBRE have no other current or on-going relationships. CBRE has significant experience with the valuation of restaurant and other real estate properties, and its staff includes Members of the Appraisal Institute (MAI) and persons with qualifications such as the SRPA designation and various state certifications. To the knowledge of the General Partner, many members of its staff also hold advanced degrees in finance, economics, real estate and restaurant and hospitality management. The market value appraisals of the Properties provided by CBRE were developed on, and prepared in conformance with the guidelines and recommendations in the Uniform Standards of Professional Appraisal Practice, the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute. The appraisal process included inspections of the sites and buildings, gathering and analysis of comparable sales, rents and construction costs, and evaluation of the Properties under the “sales comparison approach” and “income capitalization approach.”

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The Properties

The Properties and their individual original purchase prices and appraised values are as set forth below.

Acquisition Date	Property Name & Address	Lessee	Purchase Price (1)	Appraised Value
12/22/88	Wendy’s 1721 Sam Rittenburg Blvd. Charleston, SC	Wendcharles II, LLC	596,781	$2,050,000
12/22/88	Wendy’s 3013 Peach Orchard Rd. Augusta, GA	Wendgusta, LLC	649,594	1,800,000
02/21/89	Wendy’s 1901 Whiskey Rd. Aiken, SC	Wendgusta, LLC	776,344	2,300,000
02/21/89	Wendy’s 1730 Walton Way Augusta, GA	Wendgusta, LLC	728,813	1,400,000
02/21/89	Wendy’s 343 Folly Rd. Charleston, SC	Wendcharles I, LLC	528,125	2,000,000
02/21/89	Wendy’s 361 Hwy 17 Bypass Mount Pleasant, SC	Wendcharles I, LLC	580,938	2,100,000
03/14/89	Wendy’s 1004 Richland Ave. Aiken, SC	Wendgusta, LLC	633,750	1,750,000
12/29/89	Wendy’s 1717 Martintown Rd N Augusta, SC	Wendgusta, LLC	660,156	1,700,000
12/29/89	Vacant 3869 Washington Rd Martinez, GA	N/A	633,750	675,000
05/31/90	Applebee’s 2770 Brice Rd Columbus, OH	RMH Franchise Corporation	1,434,434	2,300,000
			$7,222,685	$18,075,000

(1)	Purchase price includes all costs incurred by the Partnership to acquire the property.

The appraisals by CBRE were completed and delivered to the Partnership in August and September 2017. As detailed above, the aggregate appraised value of the Properties is $18,075,000.

Liquidation Values

Based on the appraised value of the Properties, the net asset value is determined by reducing the appraised value of the Properties and the estimated fair market value of the Partnership’s other assets by (i) the estimated transaction costs which would be incurred upon the sale of all of the Properties, including, without limitation, costs in connection with commissions, the Disposition Fee, title commitments and policies, surveys, environmental assessments, appraisals, legal fees and transfer taxes, and (ii) estimated expenses relating to the liquidation and dissolution of the Partnership. The General Partner believes the net asset value of the Partnership as of April [●], 2018, is approximately $380 per Unit.

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In addition, the General Partner has projected distributions of net operating income earned for the period from January 1, 2018 through December 31, 2018 of approximately $14.04 per Unit. In accordance with historic Partnership practice, such amounts are expected to be paid quarterly on or about May 15, 2018 (projected to be $9.72 per Unit), August 15, 2018 (projected to be $2.16 per Unit) and November 15, 2018 (projected to be $2.16 per Unit).

Thus, the General Partner believes that the Limited Partners could receive approximately (i) $380 per Unit in a liquidating distribution if the Properties are competitively marketed, each Property is sold, and the Partnership is liquidated, and (ii) $14.04 per Unit in income distributions prior to or contemporaneously with the liquidating distribution, for total projected distributions of approximately $394.04 per Unit from now until liquidation. However, the final terms of the Transaction, and expenses incurred by the Partnership during the sale process and until the dissolution of the Partnership, will affect the amounts of any distributions made to the Limited Partners.

Reasons for the Transaction

The General Partner has determined that now is a good time to sell the Properties and then liquidate and dissolve the Partnership because the General Partner believes that the Partnership’s assets may be sold at a favorable price. The General Partner believes the following factors indicate that the Properties will be highly valued by the market: (i) the extension of seven leases that occurred in 2017, resulting in the majority of the leases on the Properties extended until November 2026 or later, (ii) expected benefits of the new Tax Cuts and Jobs Act for pass-through entities, (iii) expected real estate market trends toward a higher yield environment, (iv) the current low interest rate environment tends to drive up the value of any asset (like the Properties) which generate a stream of income, (v) the General Partner’s belief that the U.S. economy is growing, and (vi) the generally stable group of tenants and QSR concepts that lease and utilize the Properties. Certain of these positive factors may be somewhat offset by one Property having been vacant since the fourth quarter of 2016. However, the General Partner believes the market conditions are likely to produce strong interest in the Properties and result in positive sale terms for the Partnership and the potentially strong sales environment outweighs the potential income Limited Partners may receive if the Partnership were to continue to own the Properties.

DESCRIPTION OF THE PROPOSED SALE

If the Requisite Consents are received, the General Partner will promptly commence a procedure to solicit competitive bids for the purchase of all the Partnership Properties. Such procedure, as described below, is designed to obtain a fair market price for the Properties. Upon completion of the sale of the Properties, the assets of the Partnership would be distributed to the Limited Partners, net of all normal and customary costs of such sale, and other reserves as the General Partner deems appropriate (if any). The General Partner believes that such a competitive bid process could reasonably be expected to result in total distributions (operating income and liquidation proceeds) to the Limited Partners of up to $394.04 per Unit.

Competitive Bid Process

As set forth above, the aggregate appraised value of all of the Properties (the “Total Appraised Value”) is $18,075,000.

The General Partner has identified various parties (“Potential Buyers”) that the General Partner believes to have the capacity and interest to purchase all of the Partnership Properties. Promptly after receiving the Requisite Consents, the General Partner expects to solicit bids from the Potential Buyers. Additionally, the General Partner expects it will solicit bids by listing the Properties for sale through other means, such as advertisements in industry publications and may list the Properties through third party brokers or service providers.

The General Partner will request that each Potential Buyer sign a Confidentiality Agreement with the Partnership in order to receive a bid package. Such Confidentiality Agreement will restrict the Potential Buyers from utilizing any confidential information disclosed to them with respect to the Partnership or Partnership Properties for any purpose other than bidding on the purchase of all of the Properties. In addition, a Potential Buyer will agree in the Confidentiality Agreement not to purchase, or attempt to purchase, either directly or indirectly, more than 5% of the currently outstanding Units within the following two years, through any means without the express written consent of the General Partner.

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Upon the Partnership’s receipt of the signed Confidentiality Agreement, the Partnership will deliver the Potential Buyer a bid package containing information about the Properties. The Potential Buyer will then also have access to additional information concerning the Properties located in an electronic “due diligence room.”

The Properties will be offered for sale pursuant to sealed bids (the “Bids”) from the Potential Buyers, to be held in escrow. Each Bid must be all cash, completely unconditional and accompanied by a deposit of at least $100,000 (the “Deposit”). No interest will be paid on any Deposit. If a Bid is accepted, the Deposit of that bidder will become non-refundable.

Approximately 30 days after the commencement of the sealed bid process, the General Partner will review the Bids to determine which Bid yields the highest aggregate price for all of the Properties (the “Total Price”) which is in excess of the “Minimum Purchase Price” (as defined below in “DESCRIPTION OF PROPOSED SALE - Purchase Price”). The General Partner will reserve the right to contact Potential Buyers to clarify their Bid and to offer them the option of increasing their Bid for all of the Properties to meet the Total Price, in which case such Potential Buyer may be selected as the Buyer (as defined below). The General Partner intends to notify the successful bidder on or about July 15, 2018, if its Bid has been accepted and will enter into a binding Sale Agreement with the successful bidder (the “Buyer”). The General Partner intends to effect the sale of the Properties to a single Buyer, and the General Partner expects that all of the Properties will be sold in the competitive bid process. Closing on the Proposed Sale is expected to take place simultaneously in the offices of Polsinelli PC, 900 W. 48th Place, Suite 900, Kansas City, MO 64112 or at the title company on or before December 31, 2018, unless extended at the option of the General Partner, in its sole discretion.

Purchase Price

The minimum purchase price for all of the Properties will be 100% of the Total Appraised Value (the “Minimum Purchase Price”). The General Partner will require each Bid to include a purchase price for all of the Properties in the aggregate. The Total Appraised Value is $18,075,000. After deducting the projected ordinary and necessary expenses associated with the Proposed Sale, including the Disposition Fee, and expenses associated with liquidation, the liquidating distribution to the Limited Partners would be approximately $380 per Unit, based upon a sale at the Minimum Purchase Price which equals the Total Appraised Value. The General Partner anticipates additional net operating income distributions of $14.04 per Unit prior to the dissolution.

Certain fees, costs and expenses will be incurred by the Partnership in the Proposed Sale (the “Expenses”). Such Expenses may include (i) additional appraisal fees, (ii) title commitment and insurance fees, (iii) survey fees, (iv) environmental assessment fees, (v) legal fees, (vi) brokerage fees/commissions (including the Disposition Fee), (vii) filing fees, and (viii) such other fees and expenses as are ordinary and necessary in connection with a large real estate transaction. The General Partner estimates such Expenses at approximately 5.5% of the Total Price.

Timing

If the Transaction is approved, the General Partner intends to conduct the sale in an aggressive and efficient manner, resulting in timely distributions to Limited Partners. Accordingly, the General Partner has established the following projected timeline goals for completion of the Proposed Sale:

April [●], 2018	Consent Solicitation Statement communicated to Limited Partners
May [18], 2018	Conclude solicitation process
June 1, 2018	Commence Sealed Bid Process
July 15, 2018	Select the Buyer
August 31, 2018	Closing of Proposed Sale
November 30, 2018	Distribution to Limited Partners from Sale Proceeds

The foregoing are the General Partner’s goals for and estimates of the time required for each step of the Transaction. Various delays may be encountered which could result in a later closing date or distribution date.

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Nine of the Leases contain rights of first refusal, allowing lessees to match any purchase price within 30 days of notice. Under the schedule detailed above, these rights are not expected to have a significant impact on the timing of the Transaction.

Advantages to the Limited Partners

Maximizing Value. The General Partner believes that the Transaction will maximize the Partnership’s realization of value in the Properties. The Properties are generally initially leased under 20 year leases, with remaining lease terms on eight of the Properties currently extended until November 6, 2026. The remaining terms of the Leases, and the potentially stable cash flow from the Properties, are among the primary factors that a prospective buyer will evaluate in pricing the Properties. As the Leases mature or approach maturity, prospective buyers are likely to attribute a greater discount to the value of the Properties and, therefore, if the Partnership continues to hold the Properties, the General Partner believes that the Properties’ fair market value may decrease.

Conditions for the Sale of Restaurant Properties. As the economic well-being of consumers has increased as a result of continued general improvement in the employment and strong financial markets, restaurants have maintained, and in some cased increased, customer traffic. As a result, in many real estate markets, prices for restaurant properties have been strong, and in some cases increasing. In addition, the low interest rate environment has resulted in improved values for “triple net” leased properties, the value of which generally move inversely with interest rates.

Lack of an Established Trading Market. There is currently no active or established trading market for Partnership Units. The Transaction would provide an efficient and cost effective manner for Limited Partners to realize the value of their Units without having to comply with the conditions and restrictions of selling its Units individually. The General Partner believes that the Transaction is the most attractive opportunity for the Limited Partners to obtain the highest value of their Units because Properties will be sold in a competitive bid process.

Disadvantages to Limited Partners

There is no assurance that (i) the Partnership will be successful in obtaining a Bid or Bids equal to the Minimum Purchase Price, or (ii) the Partnership will be successful in consummating the Proposed Sale with any Buyer(s). If the Proposed Sale is not consummated, the subsequent dissolution contemplated by the Transaction will not occur, and the Partnership will continue to own the Properties, and from time to time will be required to incur expenses to lease, oversee and maintain the Properties and to identify lessees.

While the General Partner believes that the Transaction would be in the best interests of the Limited Partners to maximize value, each Limited Partner should consider the following factors in evaluating the Transaction. Upon the completion of the liquidation, Limited Partners will no longer receive distributions of cash flows from operations since the Partnership will no longer be operating the Properties. However, Limited Partners will receive a distribution of the net proceeds from the sale of Properties, after deduction of certain expenses and fees as described above. Limited Partners will be subject to capital gains taxes to the extent the net proceeds from the Transaction per Unit exceeds the Limited Partners’ adjusted tax basis in each Unit. Finally, Limited Partners will not benefit from future appreciation, if any, in the value of the Properties if the Properties are sold.

Advantages to the General Partner

The Partnership Agreement and the Permanent Manager Agreement (the “PMA”) both provide for the General Partner to receive the Disposition Fee on the sale of any Partnership properties if it provides a substantial portion of the services in the sales effort. If the Proposed Sale occurs, the General Partner will collect such Disposition Fee earlier than it might otherwise if the Partnership remained an ongoing concern, but conversely the General Partner will not be entitled to future management fees following liquidation of the Partnership.

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FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

The following is a summary of the material Federal income tax consequences that may affect a Limited Partner resulting from the Transaction, including the Proposed Sale and subsequent liquidation and dissolution. This summary is not intended as a substitute for careful tax planning, and consequences may vary according to each Limited Partner’s individual circumstances. Therefore each Limited Partner is urged to consult his or her own tax adviser concerning the specific tax consequences of the Proposed Sale and subsequent liquidation and dissolution of the Partnership to such Limited Partner.

This summary is based on the Internal Revenue Code of 1986, as amended (“Code”), as well as the applicable existing regulations thereunder, judicial decisions and current administrative rules and practices. The following discussion does not discuss the impact, if any, state or local taxes may have on the Proposed Sale and the liquidation and dissolution of the Partnership. Furthermore, no assurance can be given as to the accuracy or completeness of this summary and there can be no assurance that the Internal Revenue Service will agree with the interpretations of the Code and the regulations set forth below. Each Limited Partner should be aware that the Code and the regulations are subject to change and in some instances may be given retroactive effect.

Taxation of Partnerships in General

An entity classified as a partnership for federal income tax purposes is not subject to federal income tax. Rather, income or loss “flows through” the partnership to the partners, who are taxed individually on their allocable shares of partnership income, gain, loss or deductions. However, the Partnership is a tax reporting entity that must file an annual return disclosing the Partnership’s gain or loss. The tax treatment of Partnership items of taxable income or loss is generally determined at the Partnership level. Each partner is required to treat Partnership items on its return in a manner consistent with the treatment of such items on the Partnership return and may be penalized for intentional disregard of the consistency requirement. Each partner must account for its allocable share of Partnership taxable income or loss in computing its income tax, whether or not any actual cash distribution is made to such partner during its taxable year.

Basis of Partnership Interests

A Limited Partner’s basis in its Unit is equal to its cost for such Unit, reduced by its allocable share of Partnership distributions, taxable losses and expenditures of the Partnership not deductible in computing its taxable income and not properly chargeable to its capital account, and increased by its allocable share of Partnership taxable profits, income of the partnership exempt from tax and additional contributions to the Partnership. For purposes of determining basis, an increase in a Limited Partner’s share of partnership liability is treated as a contribution of money by that Limited Partner to the Partnership. Conversely, a decrease in its share of partnership liability is treated as distribution of money from the Partnership. Generally, a Limited Partner may not take recourse liability into account in determining its basis except to the extent of any additional capital contribution it is required to make under the partnership agreement. However, if a Partnership asset is subject to a liability for which no Limited Partner has any personal liability, in general, the Limited Partner’s allocable share of the nonrecourse liability will be taken into account to determine basis.

Effect of the Proposed Sale

The Proposed Sale will be a taxable event to the Limited Partners. Gain or loss on a sale generally will be measured by the difference between the net amount realized (after deducting ordinary and necessary expenses of the sale) and the adjusted basis of the assets that are sold. Generally the amount realized is the sum of any money received, plus the fair market value of any property received, plus the amount of liability from which the Partnership is discharged as a result of the sale. The adjusted basis of property is generally the initial tax basis less deductions, allowed or allowable, for depreciation.

A substantial portion of the assets to be sold, including building, land and equipment, which were held for more than one year are expected to be treated as “section 1231 assets.” Section 1231 assets are property used in the trade or business of a character which is subject to the allowance for depreciation, held for more than one year, and real property used in the trade or business held for more than one year. Gains or losses from the sale of section 1231 assets would be combined with any other section 1231 gains or losses incurred by the Partnership in that year, and the section 1231 gains or losses would be allocated to the Limited Partners as provided in the Partnership Agreement. Notwithstanding the foregoing, certain depreciation recapture rules may cause some or all of the gains realized upon the liquidation of the Properties to be taxed at the partner level as ordinary income under I.R.C. Section 1250(a) or at a 25% rate by virtue of the “unrecaptured I.R.C. Section 1250 gain” rules. Section 1250 recapture will only be applicable to the Partnership’s taxable investors.

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Effect of Liquidation

Generally, upon the liquidation of a partnership, gain will be recognized by and taxable to a partner to the extent the amount of cash distributed to it exceeds the partner’s basis in its Unit at the time of distribution. Any gain or loss which a Limited Partner recognizes from a liquidating distribution is generally taxed as capital gain or loss. However, any income or loss received from the normal operations of the partnership during the year of liquidation, may constitute ordinary income or loss.

Any capital gain or loss will be treated as long-term if the Limited Partner has held its Units for more than eighteen months when the liquidation is consummated. For non-corporate limited partners, long-term capital gains are generally taxed at a 20% rate. If the Limited Partner has held its Units for less than a year, any gain will be a short-term capital gain. Short-term capital gains are taxed as ordinary income. Capital losses generally are deductible only to the extent of capital gains plus, in the case of a non-corporate Limited Partner, up to $3,000 of ordinary income. Capital losses realized upon the liquidation may be utilized to offset capital gains from other sources and may be carried forward, subject to applicable limitations. If the Limited Partner has a basis of zero and a deficit or negative capital account, the Limited Partner will realize additional income to the extent that it has been relieved of its obligation to repay the deficit or is subject to a qualified income offset.

Exempt Employee Trusts and Individual Retirement Accounts

Tax-exempt organizations, including trusts which hold assets of employee benefit plans, although not generally subject to federal income tax, are subject to tax on certain income derived from a trade or business carried on by the organization which is unrelated to its exempt activities. However, such unrelated business taxable income does not in general include income from real property, gain from the sale of property other than inventory, interest, dividends and certain other types of passive investment income that is derived from “debt-financed properties” as defined in Section 514 of the Code. Further, if, as the Partnership believes, the Properties are not characterized as “inventory,” and are not held primarily for sale to customers in the ordinary course of the Partnership’s business, the income from the sale of the Properties should not constitute unrelated business taxable income. Finally, the Partnership’s temporary investment of funds in interest-bearing instruments and deposits also should not give rise to unrelated business taxable income.

THE FOREGOING ANALYSIS CANNOT BE, AND IS NOT INTENDED AS, A SUBSTITUTE FOR CAREFUL TAX PLANNING. LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN TAX SITUATIONS AND THE EFFECTS OF THE TRANSACTION AS TO FEDERAL TAXES INCLUDE, BUT NOT LIMITED TO, INCOME AND ESTATE TAXES.

DISTRIBUTION UPON LIQUIDATION OF THE PARTNERSHIP

Upon completion of the Proposed Sale, the Partnership will be dissolved and its business wound up in accordance with Article VIII of the Partnership Agreement. The sale proceeds, after establishing any necessary cash reserves to cover liabilities, will be distributed to the Limited Partners and the General Partner in the manner set forth in the Partnership Agreement, although the distribution to the General Partner is expected to be limited to the minimum amount necessary to cover its tax obligations on its portion of the Partnership’s income resulting from the liquidation. In addition, pursuant to the PMA, the General Partner will attempt to obtain commercial insurance covering liabilities which the Indemnification Trust of the Partnership was established to cover. If such insurance is available, the Partnership would use proceeds from the Indemnification Trust to purchase such insurance coverage and the balance of the Indemnification Trust would be distributed with the sale proceeds during liquidation. If such insurance coverage is unavailable at a reasonable cost, up to $100,000 of Indemnification Trust will be maintained for a period past termination of the Partnership in keeping with terms of such Indemnification Trust, and the proceeds thereof would be subsequently distributed to the Limited Partners. Any funds held in trust or any insurance policy will not be intended to provide coverage for criminal acts or fraud. The remainder of the amounts in the Indemnification Trust not used to purchase insurance coverage or retained in trust, being approximately $360,000, will be distributed with the sale proceeds during liquidation.

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While the Minimum Price provides a floor on the amounts to be received in the Transaction, the General Partner believes that there is a reasonable likelihood that the Properties will actually be sold at or above their appraised values. The General Partner estimates that a sale of the Properties at the appraised values will, after deducting all expenses associated with this consent solicitation, the sale of properties and establishment of required reserves, result in a liquidating distribution to the Limited Partners of approximately $380 per Unit. If a final liquidating distribution of $380 per Unit is achieved, together with distributions of income earned during the period of January 1, 2018, through December 31, 2018, of approximately $14.04 per Unit, then Limited Partners will have received a total of approximately $1,975 per Unit in distributions over the life of the Partnership, assuming such Limited Partner had been the beneficial owner of such Unit over the life of the Partnership.

REGULATORY REQUIREMENTS

Other than the requirement under Wisconsin law that the Partnership file a Certificate of Cancellation to dissolve the Partnership, there are no federal or state regulatory requirements that apply to the Transaction.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Partnership with the SEC are hereby incorporated in this Consent Solicitation Statement by reference:

Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

All reports and other documents filed by the Partnership after the date of this Consent Solicitation Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 and prior to the final date on which written consents may be received shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports or documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Consent Solicitation Statement to the extent that a statement contained herein or in another document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.

* * * IMPORTANT * * *

If you have any questions or need assistance please call:

The Partnership or The Provo Group, Inc.

1-816-421-7444

1-800-547-7686 (DiVall Investor Relations)

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DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP,

a Wisconsin Limited Partnership

CONSENT OF LIMITED PARTNER TO THE

SALE OF ALL OR SUBSTANTIALLY ALL OF THE PARTNERSHIP’S ASSETS

AND SUBSEQUENT LIQUIDATION AND DISSOLUTION OF THE PARTNERSHIP

The undersigned Limited Partner acknowledges receipt of the Consent Solicitation Statement dated April [●], 2018, respecting the proposed sale of all or substantially all of the Partnership’s assets, which would result in the subsequent liquidation and dissolution of the Partnership (collectively, the “Transaction”). The undersigned Limited Partner understands that the General Partner is seeking the affirmative consent of the Limited Partners to authorize the General Partner to initiate a sale of the Partnership’s properties at a Minimum Purchase Price of $18,075,000.

THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE TRANSACTION.

THIS TRANSACTION REQUIRES THE APPROVAL BY THE HOLDERS OF MORE THAN 50% OF THE OUTSTANDING UNITS OF THE PARTNERSHIP.

Continued and to be signed and dated on reverse side

PLEASE MARK YOUR VOTE ON REVERSE SIDE AND SIGN AND DATE AND PROMPTLY MAIL TO:

Phoenix American Financial Services, Inc., 2401 Kerner Blvd., San Rafael, CA 94901

THIS CONSENT CARD IS VALID ONLY WHEN SIGNED AND DATED

PLEASE CHECK THE APPROPRIATE BLANK BOX BELOW IN BLUE OR BLACK INK TO INDICATE YOUR VOTE ON THIS MATTER.

The General Partner recommends a vote FOR the Transaction, including a sale of all of the Partnership’s Properties, which would result in the liquidation and dissolution of the Partnership.

Consent to the sale of all or substantially all of the Partnership’s assets, including the sale of all of the Partnership’s Properties, and the subsequent liquidation and dissolution of the Partnership: proposal to authorize the General Partner to sell all of the Partnership’s Properties at a gross purchase price of not less than $18,075,000 and upon such terms as the General Partner shall determine. Approval of a sale of all of the Partnership’s Properties will also be deemed an affirmative consent to the liquidation and dissolution of the Partnership (upon completion of the sale).

FOR [   ]         AGAINST [  ]        ABSTAIN [  ]

Holder # Name Address City, State, Zip	Units #	Please sign exactly as your name appears, on the label at left, representing your limited partnership interest. When such interest(s) are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please have signed in full corporate name by the president or other authorized officer. If a partnership, please have signed in the partnership’s name by an authorized person.

Signature of Unit Holder_______________________________________________________________Date_________________

Print Name_________________________________________________________________________________

Signature of Unit Holder, if held jointly_______________________________________________________________Date__________________

Print Name_________________________________________________________________________________